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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

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
     Parent Company               Subsidiary Company           State of Incorporation
     --------------               ------------------           ----------------------
Fidelity Bankshares, Inc.   Fidelity Federal Savings Bank of          Federal
                                       Florida

Fidelity Bankshares, Inc.     Fidelity Capital Trust I              Delaware